As filed with the Securities and Exchange Commission on October 18, 2023
Registration Statement No. 333-258689
333-237554
333-231466
333-197754
333-190295
333-125237
333-91229

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-258689
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237554
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231466
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197754
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190295
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-125237
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-91229
UNDER THE SECURITIES ACT OF 1933

CIRCOR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3477276
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Corporate Drive, Suite 200 Burlington, MA	01803-4238
(Address of Principal Executive Offices)	(Zip Code)

2019 Stock Option and Incentive Plan, as amended
Inducement Restricted Stock Unit Award
2019 Stock Option and Incentive Plan
Stock Option Inducement Award
CIRCOR International, Inc. 2014 Stock Option and Incentive Plan
Stock Option Inducement Award
CIRCOR International, Inc. Amended and Restated 1999 Stock Option and Incentive Plan
CIRCOR International, Inc. 1999 Stock Option and Incentive Plan
(Full title of the plan)

Arjun Sharma
Chief Financial Officer and Senior Vice President, Business Development
CIRCOR International, Inc.
30 Corporate Drive, Suite 200
Burlington, MA 01803-4238
(Name and address of agent for service)

(781) 270-1200
(Telephone number, including area code, of agent for service)

Copies to:
Joshua Korff, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY
Phone: (212) 446-4800
Facsimile: (212) 446-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by CIRCOR International, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (No. 333-258689), filed with the SEC on August 10, 2021, registering shares of common stock, par value $0.01 per share (“Common Stock”), in connection with the Company’s 2019 Stock Option and Incentive Plan, as amended;

•	Registration Statement on Form S-8 (No. 333-237554), filed with the SEC on April 2, 2020, registering shares of Common Stock issuable under an inducement restricted stock unit award;

•	Registration Statement on Form S-8 (No. 333-231466), filed with the SEC on May 14, 2019, registering shares of Common Stock in connection with the Company’s 2019 Stock Option and Incentive Plan;

•
Registration Statement on Form S-8 (No. 333-197754), filed with the SEC on July 31, 2014, registering shares of Common Stock in connection with the Company’s Stock Option Inducement Award or the CIRCOR International, Inc. 2014 Stock Option and Incentive Plan;

•	Registration Statement on Form S-8 (No. 333-190295), filed with the SEC on August 1, 2013, registering shares of Common Stock in connection with the Company’s Stock Option Inducement Award;

•
Registration Statement on Form S-8 (No. 333-125237), filed with the SEC on May 25, 2005, registering shares of Common Stock and certain deferred compensation obligations under the CIRCOR International, Inc. Amended and Restated 1999 Stock Option and Incentive Plan; and

•
Registration Statement on Form S-8 (No. 333-91229), filed with the SEC on November 18, 1999, registering shares of Common Stock in connection with the CIRCOR International, Inc. 1999 Stock Option and Incentive Plan and shares of Common Stock that may be issued upon the exercise of options which were issued pursuant to a stock option and incentive plan of Watts Industries, Inc. and which were replaced by the Company’s options upon the distribution of all of the Common Stock to the shareholders of Watts Industries, Inc. on October 18, 1999.

On October 18, 2023, pursuant to an Agreement and Plan of Merger, by and among the Company, Cube BidCo, Inc., a Delaware corporation (“Parent”), and Cube Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), dated as of June 5, 2023, as amended as of June 26, 2023 and June 29, 2023, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Company hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on October 18, 2023.

CIRCOR INTERNATIONAL, INC.

By:	/s/ Jessica Wenzell
Name: Jessica Wenzell
Title: General Counsel & Chief People Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.